[LOGO OMITTED]


                                  July 26, 2006

Global Monitoring Systems, Inc.
1170 Simcoe St. North
Suite 102
Oshawa, Ontario
L1G 4W8
Canada
Attention:  Mr. James Charlton
            Chief Executive Officer

Ladies and Gentlemen:

This letter is to confirm the mutual intention of Megola, Inc., a Nevada corporation, ("MGOA"); and Global Monitoring Systems, Inc., a Florida corporation ("GMSJ"). The basic terms and conditions proposed by MGOA and to be incorporated into the definitive agreements will include, but not be limited to, the following:

1.    Description of transaction.

      a. GMSJ will exclusively license its intellectual property within the territory of the North America to MGOA pursuant to an exclusive license agreement (the "License Agreement"). As consideration for the License Agreement, MGOA shall issue to GMSJ a determined amount of restricted shares of common stock of MGOA. The term of the License Agreement shall be for five (5) years.

      b. The License Agreement shall also grant to GMSJ an option (or put) to sell (the "Asset Sale") all of its assets to MGOA throughout the term of the License Agreement. In consideration for the Asset Sale and in exchange for the assets of GMSJ, GMSJ shall receive that number of restricted shares of common stock of MGOA. Simultaneous with the consummation of the Asset Sale, GMSJ shall issue the shares of MGOA that it received pursuant to Section 1(a) and (b) to its shareholders as a dividend.

2. Accuracy of financial statements. The terms set forth in this letter are based on the parties' assumption that MGOA's and GMSJ' balance sheets, income statements and statements of cash flows for the year ended in 2005 and 2006 as well as the most recent six month period have been prepared in accordance with generally accepted accounting principles consistently applied and that such financial statements fairly represent each parties financial condition at that time and the results of its operations for that period.


3. Customary terms and conditions. All terms and conditions concerning the License Agreement will be stated in one or more definitive agreements subject to the approval of the parties, acting on advice of counsel. The terms and conditions, representations and warranties will be usual and customary in a transaction of this nature and mutually acceptable to the parties. The transactions contemplated by the License Agreement ("License") is not believed to require approval of the shareholders of MGOA, but will require the filing of a Form 8-K with the Securities and Exchange Commission. MGOA shall make any such filing pursuant to the rules of the Securities Act of 1934, as amended.

4.    Closing Conditions.

      a. GMSJ' closing of the License is conditioned upon:

         (i) GMSJ' satisfaction with the results of the legal, accounting and business due diligence investigation to be performed by GMSJ' attorneys, accountants and representatives;

         (ii) negotiation and execution of a definitive license agreement carrying out the terms of the transaction as set forth therein, respectively;

         (iii) obtaining of all necessary and material governmental and third-party consents and approvals; and

         (iv) absence of any material adverse change in MGOA's or any of its subsidiaries or affiliates condition, assets operation or business prospects.

      b. MGOA's closing of the Purchase is conditioned upon:

         (i) MGOA's satisfaction with the results of the legal, accounting and business due diligence investigation to be performed by their attorneys, accountants and representatives;

         (ii) Negotiation and execution of the License Agreement carrying out the terms of the transaction as set forth therein;

         (iii) Obtaining of all necessary and material governmental and third-party consents and approvals; and

         (iv) Absence of any material adverse change in the GMSJ' condition, assets operation or business prospects.

5. Confidentiality. Each party hereto will permit each other party and their attorney, accountants and representatives to conduct an investigation and evaluation of such other party, will provide such assistance as is reasonably requested and will give access at reasonable times to all things related to the business, personnel and assets of such other party. If the contemplated transaction is not consummated, each party hereto will not, nor will it permit any of its employees, agents or representatives to, use or disclose to any third party (except to the extent required by law or judicial process or publicly available or obtainable, from independent sources not subject to a confidentiality agreement or required by law) any information obtained in their investigation of the other party.

6.    Miscellaneous.

      a. Each party will pay the legal and other fees and expenses incurred by it with respect to the License; provided, however, that if the License is consummated;

      b. Except as otherwise provided herein, each party represents that there are no brokers or finders who will be entitled to compensation as a result of the Closing of the License or any portion thereof, or that they have made arrangements to pay such compensation.

      c. Until further negotiations are terminated, MGOA and GMSJ may make a full investigation of the other parties.

      d. The parties hereby acknowledge and agree that until the License Agreement has been executed by each party thereto, MGOA and GMSJ may solicit, negotiate with third parties with respect to the subject matter of this letter.

It is understood that this letter merely constitutes a non-binding statement of our mutual intentions, does not contain all matters upon which agreement must be reached for the License to be consummated and, therefore, does not constitute a binding and enforceable commitment with respect to matters covered by this letter (including the License). A binding and enforceable commitment with respect to matters covered by this letter (including the License) will result only from the execution of the definitive agreements, subject to the conditions expressed therein. Notwithstanding the two preceding sentences of this Section, upon acceptance hereof as described below, the provisions of Sections 5 and 6 shall be legally binding upon and enforceable against the parties hereto.

If the foregoing accurately sets forth our mutual intentions with respect to the principal terms of the proposed Purchase, please sign below and return a copy of this letter to the undersigned.

Very truly yours,

MGOA, INC.



By ___________________________________
         Mr. Joel Gardner
         President



This letter acknowledged, agreed and accepted as of this 26 day of July 2006.


Global Monitoring Systems, Inc.


By ___________________________________
         Mr. James Charlton
         Chief Executive Officer